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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. 1)

                             ON2 TECHNOLOGIES, INC.
             ------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
             ------------------------------------------------------
                         (Title of Class of Securities)

                                   68338A-10-7
             ------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)


     [X] Rule 13d-1(c)


     [ ] Rule 13d-1(d)


                                Page 1 of 6 Pages


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----------------------                                         -----------------
CUSIP NO.  68338A-10-7            SCHEDULE 13G                 Page 2 of 6 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          RealNetworks, Inc.                   91-1628146
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Washington
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

                           1,286,914
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   0
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       1,286,914
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,286,914
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                           [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.3%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------


                                Page 2 of 6 Pages

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                                  SCHEDULE 13G

ITEM 1(a). NAME OF ISSUER:

        This Schedule 13G relates to ON2 Technologies, Inc., a Delaware corporation (the "Company").

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        The Company's principal executive offices are located at 145 Hudson Street, New York, New York 10013.

ITEM 2(a). NAME OF PERSON FILING:

        RealNetworks, Inc.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

        The business address of the reporting person is 2601 Elliott Avenue, Suite 1000, Seattle, WA 98121.

ITEM 2(c). CITIZENSHIP:

        Not Applicable

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

        This Schedule 13G relates to the Company's common stock, par value $0.01 per share (the "Common Stock").

ITEM 2(e). CUSIP NUMBER:

        The CUSIP Number for the Company's Common Stock is 68338A-10-7.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act

        (b) [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act.


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        (e) [ ]   An investment advisor in accordance with Rule
                  13d-1(b)(1)(ii)(E).

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                 NOT APPLICABLE.

ITEM 4. OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owned: 1,286,914

        (b)     Percent of class: 3.3%

        (c)     Number of shares as to which such person has:

                (i)     Sole power to vote or direct the vote: 1,286,914

                (ii)    Shared power to vote or to direct the vote: 0

                (iii)   Sole power to dispose or to direct the disposition of:
                        1,286,914

                (iv)    Shared power to dispose or to direct the disposition of:
                        0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                                Page 4 of 6 Pages


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ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10. CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

        After reasonable inquiry and to best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 6, 2001
                                     -----------------------------------------
                                                     (Date)

                                     /s/ Kelly Jo MacArthur
                                     -----------------------------------------
                                                 (Signature)

                                     Kelly Jo MacArthur
                                     Senior Vice President, Legal and Business
                                     Affairs, General Counsel and
                                     Corporate Secretary
                                     -----------------------------------------
                                                (Name/Title)

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